Exhibit 99.1

Sharps Technology Signs LOI with Roncadelle Operations Intended to Open Worldwide Sales and Distribution Opportunities for Safe Drug Delivery Systems

Agreement would result in Sharps and Roncadelle Joining Forces to Access Global Healthcare Organizations Through More Than 30 Sales Partners worldwide

Sharps Technology, Inc., (NASDAQ: “STSS” and “STSSW”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class syringe products, and Roncadelle Operations, a driving force in the development of novel medical drug delivery devices with its seasoned team boasting over two decades of healthcare expertise, signed a Letter of Intent (LOI) to enter into a sales and marketing agreement which would enable the Company and Ronadelle to cooperatively sell and distribute each other’s products to their respective areas of influence and expand Sharps’ American-based product market into Europe, the Middle East, Africa, and the Asia-Pacific region. The LOI was inked on January 16 and will be celebrated at the upcoming Pharmapack 2024 event in Paris later in the month. The LOI is subject to the negotiation of definitive documentation between the parties. Accordingly, there can be no assurance that the parties will enter into a definitive agreement.

“We are excited about this opportunity to collaborate with Roncadelle, a premier manufacturer of smart safety syringes and a leader in the development of drug delivery systems, to expand both our solution offerings in the U.S. and our reach into the world market,” commented Sharps Technology CEO Robert Hayes. “This agreement would be very beneficial for both companies.”

Sharps Technology specializes in the development and manufacturing of innovative drug delivery systems. The Company’s Securegard and Sologard product lines focus on low waste and ultra-low waste syringe technologies that incorporate active safety features as well as World Health Organization accredited re-use prevention measures. These features protect front line healthcare workers from life-threatening needle stick injuries and protect the public from the dangers of needle re-use. The Company currently has a manufacturing facility in Hungary.

Roncadelle Operations, based in Italy, specializes in developing and manufacturing proprietary passive safety syringes. As a Contract Development and Manufacturing Organization (CDMO), they also provide end-to-end services from design to finished products of innovative, safer medical drug delivery solutions. Their SafeR Retractable Safety Syringe and needles offer a passive safety system with auto-disable reuse prevention features. “Sharing our product portfolio would give our healthcare customers, from large pharmaceutical companies to startup biologics, access to a broad range of solutions and price points to match even their strictest requirements. This would open up a completely new level of service to the market,” states Ben Scheu, Senior Director of Sales for Sharps Technology.

Following the execution of a definitive sales and marketing cooperation agreement, Sharps and Roncadelle intend to collaborate on the development of new drug delivery products. The need for innovative injection solutions is expected to grow over the next several years as injectables are the first choice for therapies as diverse as vaccines, biologics, weight loss and maintenance, ophthalmics, gene therapies, and diabetes management. The collaboration between Sharps and Roncadelle would create a very important player in advancing these market opportunities, through the development of technologies such as prefilled syringes, needle guard systems, auto-injectors, and injector pen devices. In light of the recent FDA safety communication concerning the use of syringes manufactured in China, the Company believes that the market for safer syringes produced in the U.S. and Europe will grow at an accelerated rate.

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and is pursuing plans to expand its manufacturing capacity in the U.S. For additional information, please visit www.sharpstechnology.com.

About Roncadelle Operations:

Roncadelle Operations, located in proximity to Milan, specializes in Injection Devices. Operating as OEM and a Contract Development and Manufacturing Organization (CDMO), Roncadelle combines technical and engineering expertise with high-quality industry standards. The Company is guided by a “just do it faster” philosophy and a “value-for-money” focus, and delivers swift, economical solutions. The core aspiration is to safeguard people from infection, creating safer injection solutions based on sound engineering performance. Roncadelle Operations forge strategic partnerships with customers, investing in incremental resources when they are needed. Roncadelle’s strategically located facility with state-of-the-art clean room manufacturing embodies its strong commitment to innovation, efficiency and safety in healthcare. For additional information, please visit www.roncadelle-operations.com.

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

STSS@redchip.com